UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2015

Cardica, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51772 (Commission File Number)	94-3287832 (IRS Employer Identification No.)

900 Saginaw Drive, Redwood City, CA (Address of Principal Executive Offices)	94063 (Zip Code)

Registrant’s telephone number, including area code: (650) 364-9975

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy Continued Listing Rule or Standard; Transfer of Listing.

On June 17, 2015, Cardica, Inc. received a letter from the staff (the “Staff”) of The NASDAQ Stock Market LLC (“Nasdaq”) stating that the Staff has approved Cardica’s application to list its common stock on the Nasdaq Capital Market. In addition, the Staff’s letter confirmed that although Cardica has not been able to regain compliance with Nasdaq Listing Rule 5450(a)(1), which requires that Cardica’s common stock have a closing bid price of at least $1.00 per share, Cardica has an additional 180 day period, or until December 7, 2015, to regain compliance with this bid price requirement. The Staff’s letter further states that if, at any time during this additional time period, the closing bid price of Cardica’s common stock is at least $1.00 for a minimum of 10 consecutive business days, the Staff will provide written confirmation of compliance and the matter will be closed.

The Staff’s letter also states that if Cardica is not able to regain compliance with the minimum bid price requirement by December 7, 2015, the Staff will provide written notification that Cardica’s common stock will be delisted from the Nasdaq Capital Market. If this occurs, Cardica would be able to appeal the Staff’s determination to the Hearings Panel, which would stay the delisting of Cardica’s common stock until the Hearings Panel makes a determination with respect to the appeal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardica, Inc.

Date: June 18, 2015	/s/ Robert Y. Newell
Robert Y. Newell
Chief Financial Officer